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Exhibit 10.16

LOAN AND SECURITY AGREEMENT
(Operating Line of Credit)

        This LOAN AND SECURITY AGREEMENT (this "Agreement") dated as of August 2, 2006, between SILICON VALLEY BANK, a California chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462 (FAX 617-969-5965) ("Bank") and A123 SYSTEMS, INC., a Delaware corporation, with offices at Arsenal on the Charles, One Kingsbury Avenue, Watertown, Massachusetts 02472 (FAX 617-778-5749) ("Borrower"), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

        1    ACCOUNTING AND OTHER TERMS

        Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. The term "financial statements" includes the notes and schedules. The terms "including" and "includes" always mean "including (or includes) without limitation," in this or any Loan Document. Capitalized terms in this Agreement shall have the meanings set forth in Article 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code, to the extent such terms are defined therein.

        2    LOAN AND TERMS OF PAYMENT

        2.1    Promise to Pay.    Borrower hereby unconditionally promises to pay Bank the unpaid principal amount of all Advances hereunder with all interest, fees and finance charges due thereon as and when due in accordance with this Agreement

        2.1.1    Financing of Accounts.

          (a)    Availability.    Subject to the terms of this Agreement, Borrower may request that Bank finance specific Eligible Accounts and Placeholder Invoices. Bank shall finance such Eligible Accounts and Placeholder Invoices by extending credit to Borrower in an amount equal to the result of the Advance Rate multiplied by the face amount of the Eligible Account and/or Placeholder Invoice (the "Advance"). Bank may, in its sole discretion, after consultation with Borrower, change the percentage of the Advance Rate for a particular Eligible Account or Placeholder Invoice on a case by case basis. When Bank makes an Advance, the Eligible Account or Placeholder Invoice becomes a "Financed Receivable." Notwithstanding the foregoing, in the event that Borrower's Adjusted Quick Ratio is less than 1.50 to 1.0 at any time, Bank will not agree to finance any further Placeholder Invoices (until such time as Borrower's Adjusted Quick Ratio is equal to or greater than 1.50 to 1.0).

          (b)    Maximum Advances.    The aggregate face amount of all Financed Receivables outstanding at any time may not exceed the Facility Amount. In addition, the aggregate amount of Advances made based upon Placeholder Invoices may not exceed Two Million Dollars ($2,000,000.00).

          (c)    Borrowing Procedure.    Borrower will deliver an Invoice Transmittal for each Eligible Account it offers. Bank may rely on information set forth in or provided with the Invoice Transmittal.

          (d)    Credit Quality; Confirmations.    Bank may, at its option, conduct a credit check of the Account Debtor for each Account requested by Borrower for financing hereunder in order to approve any such Account Debtor's credit before agreeing to finance such Account. Bank may also verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts (including confirmations of Borrower's representations in Section 5.3 and Section 5.4) by means of mail, telephone or otherwise, either in the name of Borrower or Bank from time to time in its sole discretion.

          (e)    Accounts Notification/Collection.    Bank may notify any Person owing Borrower money with respect to a Financed Receivable of Bank's security interest in the funds and verify and/or collect the amount of the Account, provided, however, that prior to the occurrence of an Event of Default, Bank will endeavor to provide Borrower with notice prior to collecting any Accounts from Account Debtors (it being understood and recognized by Borrower that Bank's failure to provide such notice shall not result in any liability of the Bank and shall in no way limit this Agreement).

          (f)    Early Termination.    This Agreement may be terminated prior to the Maturity Date as follows: (i) by Borrower, effective two (2) Business Days after written notice of termination is given to Bank; or (ii) by Bank at any time after the occurrence of an Event of Default, without notice, effective immediately. If this Agreement is terminated by Borrower for any reason, Borrower shall pay to Bank a termination fee in an amount equal to Twenty Thousand Dollars ($20,000.00) (the "Early Termination Fee"). The Early Termination Fee shall be due and payable on the effective date of such termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations. Notwithstanding the foregoing, Bank agrees to waive the Early Termination Fee if Bank agrees to refinance and redocument this Agreement under another division of Bank (in its sole and exclusive discretion) prior to the Maturity Date.

          (g)    Maturity.    This Agreement shall terminate and all Obligations outstanding hereunder shall be immediately due and payable on the Maturity Date.

          (h)    Suspension of Advances.    Borrower's ability to request that Bank finance Eligible Accounts hereunder will terminate if, in Bank's sole discretion, there has been a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations.

        2.2    Collections, Finance Charges, Remittances and Fees.    The Obligations shall be subject to the following fees and Finance Charges. Unpaid fees and Finance Charges may, in Bank's discretion, accrue interest and fees as described in Section 9.2 hereof.

        2.2.1    Collections.    Collections will be credited to the Financed Receivable Balance for such Financed Receivable, but if there is an Event of Default, Bank may apply Collections to the Obligations in any order it chooses. If Bank receives a payment for both a Financed Receivable and a non-Financed Receivable, the funds will first be applied to the Financed Receivable and, if there is no Event of Default then existing, the excess will be remitted to Borrower, subject to Section 2.2.7.

        2.2.2    Loan Fees.

          (a)   A fully earned, non-refundable facility fee of Twenty Five Thousand Dollars ($25,000.00) is due upon execution of this Agreement (the "Facility Fee").

          (b)   A fully earned, non-refundable anniversary fee of Twenty Five Thousand Dollars ($25,000.00) (the "Anniversary Fee"), which Anniversary Fee shall be earned as of the date hereof, and shall be payable on the earlier to occur of (i) the date that is one year from the Closing Date, or (ii) the early termination of this Agreement. Notwithstanding the foregoing, if the aggregate amount of the Finance Charges received by Bank, after the Closing Date and on or prior to the date that is one (1) year from the Closing Date, is equal to or greater than Fifty Thousand Dollars ($50,000.00), then Bank agrees to waive the Anniversary Fee.

  The Facility Fee and the Anniversary Fee are hereinafter collectively referred to as the "Loan Fees".

        2.2.3    Finance Charges.    In computing Finance Charges on the Obligations under this Agreement, all Collections received by Bank shall be deemed applied by Bank on account of the Obligations three (3) Business Days after receipt of the Collections. Borrower will pay a finance charge (the "Finance Charge") on each Financed Receivable which is equal to the Applicable Rate divided by 360 multiplied by the number of days each such Financed Receivable is outstanding multiplied by the outstanding Financed Receivable Balance. The Finance Charge is payable when the Advance made based on such Financed Receivable is payable in accordance with Section 2.3 hereof.

        2.2.4    Collateral Handling Fee.    Borrower will pay to Bank a collateral handling fee equal to 0.05% per month of the Financed Receivable Balance for each Financed Receivable outstanding based upon a 360 day year (the "Collateral Handling Fee"); provided, however, if Borrower is unable to maintain an Adjusted Quick Ratio of at least 1.50 to 1.0 at any time during any Reconciliation Period, then the Collateral Handling Fee will be equal to 0.25% per month of the Financed Receivable Balance for each Financed Receivable outstanding effective as of such Reconciliation Period and for each Reconciliation Period thereafter in which the Borrower's Adjusted Quick Ratio is less than 1.50 to 1.0 at any time. This fee is charged on a daily basis which is equal to the Collateral Handling Fee divided by 30, multiplied by the number of days each such Financed Receivable is outstanding, multiplied by the outstanding Financed Receivable Balance. The Collateral Handling Fee is payable when the Advance made based on such Financed Receivable is payable in accordance with Section 2.3 hereof. In computing Collateral Handling Fees under this Agreement, all Collections received by Bank shall be deemed applied by Bank on account of Obligations three (3) Business Days after receipt of the Collections.

        2.2.5    Accounting.    After each Reconciliation Period, Bank will provide an accounting of the transactions for that Reconciliation Period, including the amount of all Financed Receivables, all Collections, Adjustments, Finance Charges, Collateral Handling Fee and the Loan Fees. If Borrower does not object to the accounting in writing within thirty (30) days it shall be considered accurate. All Finance Charges and other interest and fees are calculated on the basis of a 360 day year and actual days elapsed.

        2.2.6    Deductions.    Bank may deduct fees, Finance Charges, Advances which become due pursuant to Section 2.3, and other amounts due pursuant to this Agreement from any Advances made or Collections received by Bank.

        2.2.7    Lockbox; Account Collection Services.    As and when directed by Bank from time to time, at Bank's option and at the sole and exclusive discretion of Bank (regardless of whether an Event of Default has occurred), Borrower shall direct each Account Debtor (and each depository institution where proceeds of Accounts are on deposit) to remit payments with respect to the Accounts to a lockbox account established with Bank or to wire transfer payments to a cash collateral account that Bank controls (collectively, the "Lockbox"). It will be considered an immediate Event of Default if the Lockbox is not set-up and operational within forty-five (45) days from the date of such direction by Bank. Until such Lockbox is established, the proceeds of the Accounts shall be paid by the Account Debtors to an address consented to by Bank. Upon receipt by Borrower of such proceeds, Borrower shall immediately transfer and deliver same to Bank, along with a detailed cash receipts journal. Provided no Event of Default exists or an event that with notice or lapse of time will be an Event of Default, within three (3) days of receipt of such amounts by Bank, Bank will turn over to Borrower the proceeds of the Accounts other than Collections with respect to Financed Receivables and the amount of Collections in excess of the amounts for which Bank has made an Advance to Borrower, less any amounts due to Bank, such as the Finance Charge, the Loan Fees, payments due to Bank, and other fees and expenses due and payable hereunder; provided, however, Bank may hold such excess amount with respect to Financed Receivables as a reserve until the end of the applicable Reconciliation Period if Bank, in its reasonable discretion, determines that other Financed Receivable(s) may no longer qualify as an Eligible Account at any time prior to the end of the subject Reconciliation Period. This Section does not impose any affirmative duty on Bank to perform any act other than as specifically set forth herein. All Accounts and the proceeds thereof are Collateral and if an Event of Default occurs, Bank may apply the proceeds of such Accounts to the Obligations.

        2.2.8    Good Faith Deposit.    Borrower has paid to Bank a Good Faith Deposit of Fifteen Thousand Dollars ($15,000.00) (the "Good Faith Deposit") to initiate Bank's due diligence review process. Any portion of the Good Faith Deposit not utilized to pay Bank Expenses will be applied to the Loan Fees.

        2.3    Repayment of Obligations; Adjustments.

        2.3.1    Repayment.

            (i)  Borrower will repay each Advance made based upon an Eligible Account on the earliest of: (a) the date on which payment is received of the Financed Receivable with respect to which the Advance was made, (b) the date on which the Financed Receivable is no longer an Eligible Account, (c) the date on which any Adjustment is asserted to the Financed Receivable (but only to the extent of the Adjustment if the Financed Receivable remains otherwise an Eligible Account), (d) the date on which there is a breach of any warranty or representation set forth in Section 5.3, or (e) the Maturity Date (including any early termination). Each payment will also include all accrued Finance Charges and Collateral Handling Fees with respect to such Advance and all other amounts then due and payable hereunder.

           (ii)  Borrower will repay each Advance made based upon a Placeholder Invoice on the earliest of: (a) Borrower's issuance of an invoice based upon such purchase order, (b) at such time when any of the representations or warranties set forth in Section 5.4 are not then true and correct in all material respects with respect to such Placeholder Invoice; (c) the date on which there is a breach of any warranty or representation set forth in Section 5.4 or an Event of Default occurs under this Agreement, (d) Borrower's failure to maintain, at any time, an Adjusted Quick Ratio of at least 1.50 to 1.0; or (e) the Maturity Date (including any early termination). Each payment will also include all accrued Finance Charges and Collateral Handling Fees with respect to such Advance and all other amounts then due and payable hereunder.

        2.3.2    Repayment on Event of Default.    When there is an Event of Default, Borrower will, if Bank demands (or, upon the occurrence of an Event of Default under Section 8.5, immediately without notice or demand from Bank) repay all of the Advances. The demand may, at Bank's option, include the Advance for each Financed Receivable then outstanding and all accrued Finance Charges, the Early Termination Fee, Collateral Handling Fee, reasonable attorneys' and professional fees, court costs and expenses, and any other Obligations.

        2.3.3    Debit of Accounts.    Bank may debit any of Borrower's deposit accounts for payments or any amounts Borrower owes Bank hereunder. Bank shall promptly notify Borrower when it debits Borrower's accounts. These debits shall not constitute a set-off.

        2.3.4    Adjustments.    If at any time during the term of this Agreement any Account Debtor asserts an Adjustment or if Borrower issues a credit memorandum or if any of the representations, warranties or covenants set forth in Section 5.3 or Section 5.4 are no longer true in all material respects, Borrower will promptly advise Bank.

        2.4    Power of Attorney.    Borrower irrevocably appoints Bank and its successors and assigns as attorney-in-fact and authorizes Bank, to: (i) following the occurrence and during the continuation of an Event of Default, sell, assign, transfer, pledge, compromise, or discharge all or any part of the Financed Receivables; (ii) following the occurrence and during the continuation of an Event of Default, demand, collect, sue, and give releases to any Account Debtor for monies due and compromise, prosecute, or defend any action, claim, case or proceeding about the Financed Receivables, including filing a claim or voting a claim in any bankruptcy case in Bank's or Borrower's name, as Bank chooses; (iii) following the occurrence and during the continuation of an Event of Default, prepare, file and sign Borrower's name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics' lien or similar document; (iv) regardless of whether there has been an Event of Default, notify all Account Debtors to pay Bank directly; (v) regardless of whether there has been an Event of Default, receive and open mail addressed to Borrower, (vi) regardless of whether there has been an Event of

Default, endorse Borrower's name on checks or other instruments (to the extent necessary to pay amounts owed pursuant to this Agreement); and (vii) regardless of whether there has been an Event of Default, execute on Borrower's behalf any instruments, documents, financing statements to perfect Bank's interests in the Financed Receivables and Collateral and do all other acts and things necessary or expedient, as determined solely and exclusively by Bank, to protect or preserve, Bank's rights and remedies under this Agreement, as directed by Bank.

        3    CONDITIONS OF LOANS

        3.1    Conditions Precedent to Initial Advance.    Bank's agreement to make the initial Advance is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation, subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

          (a)   a certificate of the Secretary of Borrower with respect to articles, bylaws, incumbency and resolutions authorizing the execution and delivery of this Agreement, the Loan Documents, and all transactions related thereto, including the Warrant;

          (b)   subordination agreements/intercreditor agreements by certain Persons;

          (c)   Perfection Certificate by Borrower;

          (d)   a legal opinion of Borrower's counsel (authority/enforceability);

          (e)   Warrant to Purchase Stock;

          (f)    Account Control Agreement/Investment Account Control Agreement;

          (g)   insurance certificates;

          (h)   payment of the fees and Bank Expenses then due and payable;

          (i)    Certificate of Foreign Qualification (if applicable);

          (j)    Certificate of Good Standing/Legal Existence; and

          (k)   such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

        3.2    Conditions Precedent to all Advances.    Bank's agreement to make each Advance, including the initial Advance, is subject to the following:

          (a)   receipt of the Invoice Transmittal;

          (b)   Bank shall have (at its option) conducted the confirmations and verifications as described in Section 2.1.1(d); and

          (c)   each of the representations and warranties in Article 5 shall be true on the date of the Invoice Transmittal and on the effective date of each Advance (except to the extent such representations and warranties relate to a specific date) and no Event of Default shall have occurred and be continuing, or result from the Advance. Each Advance is Borrower's representation and warranty on that date that the representations and warranties in Article 5 remain true (except to the extent such representations and warranties relate to a specific date).

        4    CREATION OF SECURITY INTEREST

        4.1    Grant of Security Interest.    Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations and the performance of each of Borrower's duties under the Loan Documents, a continuing security interest in, and pledges and assigns to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower warrants and represents that the security interest granted herein shall be a first priority security interest in the Collateral. The Collateral may be subject to Permitted Liens.

        Except as noted on the Perfection Certificate, Borrower is not a party to, nor is bound by, any material license (other than over the counter software that is commercially available to the public) or other material agreement with respect to which Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower's interest in such license or agreement or any other property. Borrower shall provide written notice to Bank within ten (10) days after entering or becoming bound by, any such license or agreement which is reasonably likely to have a material impact on Borrower's business or financial condition. Borrower shall take such steps as Bank requests to obtain the consent of, authorization by, or waiver by, any person whose consent or waiver is necessary for all such licenses or contract rights to be deemed "Collateral" and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement (such consent or authorization may include a licensor's agreement to a contingent assignment of the license to Bank if the Bank determines that is necessary in its good faith judgment), whether now existing or entered, into in the future. Notwithstanding the foregoing, the terms of the preceding sentence shall not apply to, and the Collateral shall not include, license agreements solely for the use of intellectual property of a third party, with respect to which license Borrower is the licensee.

        If the Agreement is terminated, Bank's lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations. If Borrower shall at any time, acquire a commercial tort claim with a value reasonably likely to exceed One Hundred Thousand Dollars ($100,000.00), Borrower shall promptly notify Bank of the brief details thereof and upon request of Bank grant to Bank in writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

        4.2    Authorization to File Financing Statements.    Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions in order to perfect or protect Bank's interest or rights hereunder, which financing statements may indicate the Collateral as "all assets of the Debtor (other than Intellectual Property)" or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank's discretion and may also include a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.

        5    REPRESENTATIONS AND WARRANTIES

  Borrower represents and warrants as follows:

        5.1    Due Organization and Authorization.    Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so would not reasonably be expected to have a material adverse effect on Borrower's business or operations. Borrower represents and warrants to Bank that: (a) Borrower's exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; and (b) Borrower is an organization of the type, and is organized in the jurisdiction, set forth in the Perfection Certificate; and (c) the Perfection Certificate accurately sets forth Borrower's organizational identification number or accurately states that Borrower has none; and (d) the Perfection Certificate accurately sets forth Borrower's place of business, or, if more than one, its chief executive office as well as Borrower's mailing address if different; and (e) all other information set forth on the Perfection Certificate pertaining to Borrower is accurate and complete. If Borrower does not now have an organizational identification number, but later obtains one, Borrower shall forthwith notify Bank of such organizational identification number.

        The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower's organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default would reasonably be expected to have a material adverse effect on Borrower's business or operations.

        5.2    Collateral.    Borrower has good title to the Collateral, free of Liens except Permitted Liens. All inventory is in all material respects of good and marketable quality, free from material defects. Borrower has no deposit account, other than the deposit accounts with Bank and deposit accounts described in the Perfection Certificate delivered to Bank in connection herewith or otherwise maintained in accordance with Section 6.5 hereof. Except as set forth on the Perfection Certificate, the Collateral is not in the possession of any third party bailee (such as a warehouse). Except as hereafter disclosed to Bank in writing by Borrower, none of the components of the Collateral with a value in excess of Fifty Thousand Dollars ($50,000.00) in the aggregate shall be maintained at locations other than as provided in the Perfection Certificate. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee other than as set forth in the Perfection Certificate, then Borrower will first receive the written consent of Bank and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Bank.

        5.3    Financed Receivables.

        (a)   Borrower represents and warrants for each Financed Receivable (other than Financed Receivables based Upon Placeholder Invoices):

            (i)  Each Financed Receivable is an Eligible Account (as to the determination by Bank as to whether an Account is an Eligible Account based upon Bank's discretion, Bank has not notified Borrower, and Borrower has no knowledge, that a particular Financed Receivable is no longer an Eligible Account);

           (ii)  Borrower is the owner with legal right to sell, transfer, assign and encumber such Financed Receivable;

          (iii)  The correct amount is on the Invoice Transmittal and is not disputed (or, if disputed, the disputed portion is not included as a Financed Receivable);

          (iv)  Payment is not contingent on any obligation or contract and Borrower has fulfilled all its obligations as of the Invoice Transmittal date;

           (v)  Each Financed Receivable is based on an actual sale and delivery of goods and/or services rendered, is due to Borrower, is not past due or in default (other than that it may be past due, provided that it continues to be an Eligible Account), has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens;

          (vi)  There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount (or if there are any defenses, offsets, counterclaims or agreements, such amounts are not included as a Financed Receivable);

         (vii)  Borrower reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings; and

        (viii)  Bank has the right to endorse and/ or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral.

        (b)   Borrower represents and warrants that, at the time of each Advance, Borrower does not anticipate filing or having filed against it an Insolvency Proceeding.

        5.4    Representations regarding Placeholder Invoices.    With respect to Placeholder Invoices, Borrower represents and warrants that the estimated face value amount determined by Borrower is based upon the best information available to Borrower and accurately and fully (considering all known discounts available to each such Account Debtor) reflects same. In addition, Borrower represents and warrants that there are no discounts, offsets or other rights of any Account Debtor under any Placeholder Invoice (or if there are any discounts, offsets or other rights, such discounted amounts are not included in the amount of borrowings to be made with respect to such Placeholder Invoice), and that the goods ordered by the purchase order which is the subject of each Placeholder Invoice are designated for shipment within ninety (90) days of the date of Borrower's request for an Advance.

        5.5    Litigation.    Except as described on the Perfection Certificate, there are no actions or proceedings pending or, to the knowledge of Borrower's Responsible Officers, threatened against Borrower or any Subsidiary which would reasonably be expected to have a material adverse effect on Borrower's business or operations.

        5.6    No Material Deterioration in Financial Statements.    All consolidated financial statements for Borrower and any Subsidiary delivered to Bank fairly present in all material respects Borrower's consolidated financial condition and Borrower's consolidated results of operations, subject to year end adjustments and the absence of footnotes. There has not been any material deterioration in Borrower's consolidated financial condition since the date of the most recent financial statements submitted to Bank.

        5.7    Solvency.    Borrower is able to pay its debts (including trade debts) as they mature.

        5.8    Regulatory Compliance.    Borrower is not an "investment company" or a company "controlled" by an "investment company" under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which would reasonably be expected to have a material adverse effect on Borrower's business or operations. None of Borrower's or any Subsidiary's properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in compliance in all material respects with applicable law. Borrower and each Subsidiary has timely filed all required tax returns (or extensions thereof) and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP; Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted except where the failure to obtain or make such consents, declarations, notices or filings would not reasonably be expected to have a material adverse effect on Borrower's business or operations.

        5.9    Subsidiaries.    Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments and the following wholly-owned subsidiaries: (i) A123 Securities Corporation, (ii) T/J Technologies, Inc., (iii) A123China Chang Zhou, (iv) A123China Zhenjiang, and (v) A123 Materials Company (collectively, the "Wholly-Owned Subs").

        5.10    Full Disclosure.    No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results.

        6    AFFIRMATIVE COVENANTS

        Borrower shall do all of the following:

        6.1    Government Compliance.    Borrower shall maintain its and all Subsidiaries' legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower's business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which would reasonably be expected to have a material adverse effect on Borrower's business or operations.

        6.2    Financial Statements, Reports, Certificates.

        (a)   Borrower shall deliver to Bank: (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower's consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available, but no later than two hundred ten (210) days after the last day of Borrower's fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iii) in the event that Borrower's stock becomes publicly held, within five (5) days of filing, copies of all statements, reports and notices made available to Borrower's security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission; (iv) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that would reasonably be expected to result in damages or costs to Borrower or any Subsidiary of Two Hundred Fifty Thousand Dollars ($250,000.00) or more; (v) Board projections, annually and within thirty (30) days of Board approval; and (vi) budgets, sales projections, operating plans or other financial information reasonably requested by Bank.

        (b)   Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit B.

        (c)   Borrower will allow Bank to audit Borrower's Collateral, including, but not limited to, Borrower's Accounts and accounts receivable, at Borrower's expense, upon reasonable notice to Borrower; provided, however, prior to the occurrence of an Event of Default, Borrower shall be obligated to pay for not more than one (1) audit per year. After the occurrence and during the continuation of an Event of Default, Bank may audit Borrower's Collateral, including, but not limited to, Borrower's Accounts and accounts receivable at Borrower's expense and at Bank's sole and exclusive discretion and without notification and authorization from Borrower.

        (d)   Upon Bank's request, provide a written report respecting any Financed Receivable, if payment of any Financed Receivable does not occur by its due date and include the reasons for the delay.

        (e)   Provide Bank with, as soon as available, but no later than thirty (30) days following each Reconciliation Period, an aged listing of accounts receivable and accounts payable by invoice date, in form acceptable to Bank.

        (f)    Provide Bank with, as soon as available, but no later than, thirty (30) days following each Reconciliation Period, a Deferred Revenue report, in form acceptable to Bank.

        6.3    Taxes.    Borrower shall make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to such payments.

        6.4    Insurance.    Borrower shall keep its business and the Collateral insured for risks and in amounts, and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender's loss payable endorsement showing Bank as an additional loss payee and all liability policies shall show Bank as an additional insured and all policies shall provide that the insurer must give Bank at least twenty (20) days notice before canceling its policy. At Bank's request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank' s option, be payable to Bank on account of the Obligations. If Borrower, fails to obtain insurance as required under this Section or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section and take any action under the policies Bank deems prudent.

        6.5    Accounts.

        (a)   In order to permit Bank to monitor Borrower's financial performance and condition, Borrower shall maintain its depository and operating accounts and securities accounts with Bank and a majority of Borrower's cash or securities in excess of that amount used for Borrower's operations shall be maintained at Bank or SVB Securities. In addition to the foregoing, as of the Closing Date and at all times thereafter, Borrower shall maintain a minimum balance, maintained or administered through Bank, of the lesser of: (i) Five Million Dollars ($5,000,000.00) in unrestricted cash, or (ii) an amount equal to at least ninety-five percent (95.0%) of the dollar value of the Borrower's domestic cash.

        (b)   Borrower shall identify to Bank, in writing, any bank or securities account opened by Borrower, with any institution other than Bank. In addition, for each such account that Borrower at any time opens or maintains, Borrower shall, at Bank's request and option, pursuant to an agreement in form and substance reasonably acceptable to Bank, cause the depository bank or securities intermediary to agree that such account is the collateral of Bank, and enter into a "control agreement" pursuant to the terms hereunder. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower's employees.

        6.6    Further Assurances.    Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank's security interest in the Collateral or to effect the purposes of this Agreement.

        7    NEGATIVE COVENANTS

        Borrower shall not do any of the following without Bank's prior written consent

        7.1    Dispositions.    Convey, sell, lease, transfer, assign or otherwise dispose of (collectively a "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, including the Intellectual Property, except for Transfers (i) of inventory in the ordinary course of business; (ii) of licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; or (iii) of worn-out or obsolete equipment. Borrower shall not enter into an agreement with any Person other than Bank which restricts the subsequent granting of a security interest in the Intellectual Property.

        7.2    Changes in Business, Ownership, Management or Business Locations.    Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto, or have a change in its ownership such that the holders of at least fifty percent (50.0%) of the voting securities of Borrower prior to any transaction or series of transaction do not continue to hold at least fifty percent (50.0%) of such securities (other than by the sale of Borrower's equity securities in a public offering or to venture capital investors so long as Borrower identifies to Bank the venture capital investors prior to the closing of the investment), or have change in management such that either: (A) any one (1) out of the three (3) Key Persons resigns, is terminated, or is no longer actively involved in the management of the Borrower in his/her current position and a replacement reasonably satisfactory to Bank for such Key Person is not made within one hundred twenty (120) days after departure from Borrower, or (B) any two (2) out of the three (3) Key Persons resign, are terminated, or are no longer actively involved in the management of the Borrower in their current positions. Borrower shall not, without at least thirty (30) days prior written notice to Bank: (i) relocate its chief executive office, or add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Twenty-Five Thousand Dollars ($25,000.00) in Borrower's assets or property), or (ii) change its jurisdiction of organization, or (iii) change its organizational structure or type, or (iv) change its legal name, or (v) change any organizational number (if any) assigned by its jurisdiction of organization.

        7.3    Mergers or Acquisitions.    Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where (a) such transactions would result in a decrease of no more than twenty-five percent (25.0%) of Tangible Net Worth; and (b) no Event of Default has occurred and is continuing or would exist after giving effect to the transactions; and (c) no Indebtedness (other than trade payables and current operating expenses incurred in the ordinary course of business) shall be assumed by Borrower in connection with such transactions; and (d) Borrower is the surviving legal entity. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

        7.4    Indebtedness.    Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

        7.5    Encumbrance.    Create, incur, or allow any Lien on any of its property, including the Intellectual Property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein. The Collateral may also be subject to Permitted Liens.

        7.6    Distributions; Investments.    (i) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; or (ii) pay any dividends (except those payable in common stock) or make any distribution or payment or redeem, retire or purchase any capital stock, provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; and (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of Two Hundred Thousand Dollars ($200,000.00) per fiscal year.

        7.7    Transactions with Affiliates.    Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person.

        7.8    Subordinated Debt.    Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt, without Bank's prior written consent.

        7.9    Compliance.    Become an "investment company" or a company controlled by an "investment company", under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Advance for that purpose; fail to meet the minimum funding requirements of ERISA, or permit a Reportable Event or

Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower's business or operations, or permit any of its Subsidiaries to do so.

        8    EVENTS OF DEFAULT

        Any one of the following is an Event of Default:

        8.1    Payment Default.    Borrower fails to pay any of the Obligations when due;

        8.2    Covenant Default.

        (a)   If Borrower fails to perform any obligation under Sections 2.2.7, 6.2, or 6.5 or violates any of the covenants contained in Article 7 or Section 5.10 of this Agreement, or

        (b)   If Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement or in any of the Loan Documents, and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Advances will be made during such cure period); provided, however, grace and cure periods provided under this section shall not apply to financial covenants or any other covenants that are required to be satisfied, completed or tested by a date certain;

        8.3    Intentionally omitted.

        8.4    Attachment.    (i) Any material portion of Borrower's assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (ii) the service of process upon Bank or Borrower seeking to attach, by trustee or similar process, any funds of Borrower on deposit with Bank, or any entity under the control of Bank (including a subsidiary); (iii) Borrower is enjoined, restrained, or prevented by court order from conducting any material part of its business; (iv) a judgment or other claim becomes a Lien on a portion of Borrower's assets in an amount in excess of Two Hundred Thousand Dollars ($200,000.00); or (v) a notice of lien, levy, or assessment is filed against any of Borrower's assets by any government agency and not paid within ten (10) days after Borrower receives notice;

        8.5    Insolvency.    (i) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (ii) Borrower begins an Insolvency Proceeding; or (iii) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Advances shall be made before any Insolvency Proceeding is dismissed);

        8.6    Other Agreements.    If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000.00) or that could have a material adverse effect on Borrower's business or operations;

        8.7    Judgments.    (a) If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000.00) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Advances will be made prior to the satisfaction or stay of such judgment), or (b) (a) if a final judgment or judgments shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Advances will be made prior to the satisfaction or stay of such judgment);

        8.8    Misrepresentations.    If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document;

        8.9    Subordinated Debt.    A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination agreement with Bank, or any creditor that has signed a subordination agreement with Bank breaches any terms of the subordination agreement.

        8.10    Lien Priority.    There is an impairment in the priority of Bank's security interest in the Collateral.

        8.11    Term Loan Agreement.    An Event of Default (as such term is defined in the Term Loan Agreement) occurs under the Term Loan Agreement.

        9    BANK'S RIGHTS AND REMEDIES

        9.1    Rights and Remedies.    When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

          (a)   Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

          (b)   Stop advancing money or extending credit for Borrower's benefit under this Agreement or under any other agreement between Borrower and Bank;

          (c)   Settle or adjust disputes and claims directly with Account Debtors for amounts, on terms and in any order that Bank considers advisable and notify any Person owing Borrower money of Bank's security interest in such funds and verify the amount of such account. Borrower shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit;

          (d)   Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates and which is reasonably convenient to Bank and Borrower. Subject to the rights of third parties, to the extent such third parties' rights are senior to Bank, Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Subject to the rights of third parties, to the extent such third parties' rights are senior to Bank, Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank's rights or remedies;

          (e)   Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

          (f)    Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower's labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral; in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Section, Borrower's rights under all licenses and all franchise agreements inure to Bank's benefit;

          (g)   Deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral; and

          (h)   Exercise all rights and remedies and dispose of the Collateral according to the Code.

        9.2    Bank Expenses; Unpaid Fees.    Any amounts paid by Bank as provided herein shall constitute Bank Expenses and are immediately due and payable, and shall bear interest at the Default Rate and be secured by the Collateral. No payments by Bank shall be deemed an agreement to make similar payments in the future or Bank's waiver of any Event of Default. In addition, any amounts advanced hereunder which are not based on Financed Receivables (including, without limitation, unpaid fees and Finance Charges as described in Section 2.2) shall accrue interest at the Default Rate and be secured by the Collateral.

        9.3    Bank's Liability for Collateral.    So long as Bank complies with reasonable banking practices regarding the safekeeping of Collateral and Section 9-207 of the Code, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

        9.4    Remedies Cumulative.    Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank's exercise of one right or remedy is not an election, and Bank's waiver of any Event of Default is not a continuing waiver. Bank's delay is not a waiver, election, or acquiescence. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

        9.5    Demand Waiver.    Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

        9.6    Default Rate.    After the occurrence of an Event of Default, all Obligations shall accrue interest at the Applicable Rate plus three percent (3.0%) per annum (the "Default Rate").

        10    NOTICES

        Notices or demands by either party about this Agreement must be in writing and personally delivered or sent by an overnight delivery service, by certified mail postage prepaid return receipt requested, or by fax to the addresses listed at the beginning of this Agreement. A party may change notice address by written notice to the other party.

        11    CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

        Massachusetts law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Massachusetts; provided, however, that if for any reason Bank cannot avail itself of such courts in the Commonwealth of Massachusetts, Borrower accepts jurisdiction of the courts and venue in Santa Clara County, California. NOTWITHSTANDING THE FOREGOING, BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE BANK'S RIGHTS AGAINST BORROWER OR ITS PROPERTY.

        BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT,

THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

        12    GENERAL PROVISIONS

        12.1    Successors and Assigns.    This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or Obligations under it without Bank's prior written consent which may be granted or withheld in Bank's discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits under this Agreement, the Loan Documents or any related agreement

        12.2    Indemnification.    Borrower hereby indemnifies, defends and holds Bank and its directors, officers, employees and agents harmless against: (a) all obligations, demands, claims, and liabilities asserted by any other party or Person in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses, incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys' fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct

        12.3    Right of Set-Off.    Borrower hereby grants to Bank, a lien, security interest and right of set-off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time, after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

        12.4    Time of Essence.    Time is of the essence for the performance of all Obligations in this Agreement.

        12.5    Severability of Provision.    Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

        12.6    Amendments in Writing; Integration.    All amendments to this Agreement must be in writing signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter, and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

        12.7    Counterparts.    This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

        12.8    Survival.    All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms, and all Obligations (other than any obligations solely in connection with the Warrant) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

        12.9    Confidentiality.    In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (i) to Bank's subsidiaries or affiliates in connection with their business with Borrower (provided, however, Bank shall use commercially reasonable efforts in obtaining such subsidiary's or affiliate's agreement to the terms of this provision); (ii) to prospective transferees or purchasers of any interest in the Advances (provided; however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee's or purchaser's agreement to the terms of this provision); (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank's examination or audit; and (v) as Bank considers appropriate in exercising remedies under this Agreement The obligations of Bank under this Section 12.9 shall not apply to information that either (a) is in the public domain or in Bank's possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

        13    DEFINITIONS

        13.1    Definitions.    In this Agreement:

        "Accounts" are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower's Books relating to any of the foregoing, as such definition may be amended from time to time according to the Code.

        "Account Debtor" is as defined in the Code and shall include, without limitation, (i) any person liable on any Financed Receivable, such as, a guarantor of the Financed Receivable and any issuer of a letter of credit or banker's acceptance, or (ii) customers of Borrower who have placed a purchase order with Borrower which is the subject of any Placeholder Invoice.

        "Adjusted Quick Ratio" is the ratio of Quick Assets to Current Liabilities minus Deferred Revenue.

        "Adjustments" are all discounts, allowances, returns, disputes, counterclaims, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor for any Financed Receivable.

        "Advance" is defined in Section 2.1.1.

        "Advance Rate" eighty percent (80.0%), net of any offsets related to each specific Account Debtor other than Deferred Revenue, or such other percentage as Bank establishes under Section 2.1.1; provided however, if Borrower is unable to maintain an Adjusted Quick Ratio of at least 1.50 to 1.0, then the Advance Rate will be eighty percent (80.0%) net of any offsets related to each specific Account Debtor, including, without limitation, Deferred Revenue.

        "Affiliate" is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person's senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person's managers and members.

        "Anniversary Fee" is defined in Section 2.2.2.

        "Applicable Rate" is a per annum rate equal to the Prime Rate; provided however, if Borrower is unable to maintain an Adjusted Quick Ratio of at least 1.50 to 1.0 at any time during any Reconciliation Period, then the Applicable Rate will be a per annum rate equal to the Prime Rate plus three quarters of one percent (0.75%) effective as of such Reconciliation Period and for each Reconciliation Period thereafter in which the Borrower's Adjusted Quick Ratio is less than 1.50 to 1.0 at any time.

        "Bank Expenses" are all audit fees and expenses and reasonable costs or expenses (including reasonable attorneys' fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

        "Borrower's Books" are all Borrower's books and records including ledgers, records regarding Borrower's assets or liabilities, the Collateral, business operations or financial condition and all computer programs or storage or any equipment containing the information.

        "Business Day" is any day that is not a Saturday, Sunday or a day on which Bank is closed.

        "Closing Date" is the date of this Agreement.

        "Code" is the Uniform Commercial Code as adopted in Massachusetts, as amended and as may be amended and in effect from time to time.

        "Collateral" is any and all properties, rights and assets of Borrower, or the power to transfer rights, in the property described on Exhibit A.

        "Collateral Handling Fee" is defined in Section 2.2.4.

        "Collections" are all funds received by Bank from or on behalf of an Account Debtor for Financed Receivables.

        "Compliance Certificate" is attached as Exhibit B.

        "Contingent Obligation" is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but "Contingent Obligation" does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

        "Current Liabilities" are all obligations and liabilities of Borrower to Bank, plus, without duplication, the aggregate amount of Borrower's Total Liabilities which mature within one (1) year.

        "Default Rate" is defined in Section 9.6.

        "Deferred Revenue" is all amounts received or invoiced, as appropriate, in advance of performance under contracts and not yet recognized as revenue.

        "Early Termination Fee" is defined in Section 2.1.1.

        "Eligible Accounts" are billed Accounts in the ordinary course of Borrower's business that meet all Borrower's representations and warranties in Section 5.3, have been, at the option of Bank, confirmed in accordance with Section 2.1.l(d), and are due and owing from Account Debtors deemed creditworthy by Bank in its good faith business judgment. Without limiting the fact that the determination of which Accounts are eligible hereunder is a matter of Bank reasonable discretion in each instance, Eligible

Accounts shall not include the following Accounts (which listing may be amended or changed in Bank's discretion with notice to Borrower):

          (a)   Accounts that the Account Debtor has not paid within ninety (90) days of invoice date (provided that Bank may permit Accounts which have not been paid within one hundred twenty (120) days to be included as Eligible Accounts in its sole and absolute discretion in each instance);

          (b)   Accounts for an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;

          (c)   Accounts for which the Account Debtor does not have its principal place of business in the United States, unless agreed to by Bank in writing, in its sole discretion, on a case-by-case basis (it being acknowledged by Bank that, based upon Bank's credit review, Accounts owing from Black & Decker Macao Commercial Offshore Ltd are Eligible Accounts as of the Closing Date, provided that the eligibility of such accounts remains subject to Bank's ongoing credit review of such Accounts, and that such eligibility may be restored if Borrower obtains credit insurance acceptable to Bank in its sole and absolute discretion);

          (d)   Accounts for which the Account Debtor is a federal, state or local government entity or any department, agency, or instrumentality thereof except for Accounts of the United States if the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. 3727);

          (e)   Accounts for which Borrower owes the Account Debtor, but only up to the amount owed (sometimes called "contra" accounts, accounts payable, customer deposits or credit accounts);

          (f)    Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if the Account Debtor's payment may be conditional;

          (g)   Accounts for which the Account Debtor is Borrower's Affiliate, officer, employee, or agent;

          (h)   Accounts in which the Account Debtor disputes liability or makes any claim and Bank believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business; or

          (i)    Accounts for which Bank reasonably determines collection to be doubtful or any Accounts which are unacceptable to Bank for any reason in its reasonable discretion following consultation with Borrower.

        "ERISA" is the Employee Retirement Income Security Act of 1974, and its regulations.

        "Events of Default" are set forth in Article 8.

        "Facility Amount" is Six Million Two Hundred Fifty Thousand Dollars ($6,250,000.00).

        "Facility Fee" is defined in Section 2.2.2.

        "Finance Charges" is defined in Section 2.2.3.

        "Financed Receivables" are all those Eligible Accounts and Placeholder Invoices, including their proceeds which Bank finances and makes an Advance, as set forth in Section 2.1.1. A Financed Receivable stops being a Financed Receivable (but remains Collateral) when the Advance made for the Financed Receivable has been fully paid.

        "Financed Receivable Balance" is the total outstanding gross face amount, at any time, of any Financed Receivable. .

        "GAAP" is generally accepted accounting principles.

        "Good Faith Deposit" is defined in Section 2.2.8.

        "Indebtedness" is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

        "Insolvency Proceeding" is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

        "Investment" is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

        "Invoice Transmittal" shows Eligible Accounts which Bank may finance and, for each such Account, includes the Account Debtor's, name, address, invoice amount, invoice date and invoice number.

        "Intellectual Property" is any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, now owned or later acquired; any patents, trademarks, service marks and applications therefor, any trade secret rights, including any rights to unpatented inventions, now owned or hereafter acquired.

        "Key Person" means, Chief Executive Officer, Chief Financial Officer, and Chief Technical Officer.

        "Lien" is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

        "Loan Documents" are, collectively, this Agreement, any note, or notes or guaranties executed by Borrower or any guarantor, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated other than agreements executed solely in connection with the issuance of any equity securities of Borrower to Bank.

        "Loan Fees" is defined in Section 2.2.2.

        "Lockbox" is defined in Section 2.2.7.

        "Maturity Date" is August 1, 2008.

        "Obligations" are all advances, liabilities, obligations, covenants and duties owing, arising, due or payable by Borrower to Bank now or later under this Agreement or any other document, instrument or agreement, account (including those acquired by assignment) primary or secondary, other than any obligations of Borrower solely pursuant to equity documents between Borrower and Bank, such as all Advances, Finance Charges, Loan Fees, Early Termination Fee, Collateral Handling Fee, interest, fees, expenses, professional fees and attorneys' fees, or other amounts now or hereafter owing by Borrower to Bank in connection with this Agreement

        "Perfection Certificate" is a certain Perfection Certificate completed and delivered by Borrower to Bank in connection with this Agreement

        "Permitted Indebtedness" is:

          (a)   Borrower's indebtedness to Bank under this Agreement or the Loan Documents;

          (b)   Subordinated Debt;

          (c)   Indebtedness to trade creditors incurred in the ordinary course of business;

          (d)   Indebtedness secured by Permitted Liens;

          (e)   unsecured Indebtedness owed by T/J Technologies, Inc. to United Bank and Trust- Washtenaw pursuant to a working capital line in an aggregate principal amount not to exceed Seven Hundred Fifty Thousand Dollars ($750,000.00);

          (f)    unsecured Indebtedness in the amount of $ 1,300,000 owed to Black and Decker;

          (g)   Reimburse obligations pursuant to letters of credit issued in favor of suppliers in connection with the purchase of equipment;

          (h)   Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness listed in (a) through (g) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be; and

          (i)    Advances from, or indebtedness to, the Chinese government in connection with the construction of additional factories in China.

        "Permitted Investments" are:

          (a)   (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any state maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor's Corporation or Moody's Investors Service, Inc., (iii) Bank's certificates of deposit issued maturing no more than 1 year after issue, and (iv) any other investments administered through Bank;

          (b)   Investments in Wholly-Owned Subsidiaries (provided that distributions or Investments from Borrower or any Subsidiary of Borrower in T/J Technologies, Inc. in excess of Three Hundred Thousand Dollars ($300,000.00) per year in the aggregate are prohibited without the consent of Bank) or other subsidiaries to fund current operating expenses and capital expenditures in the ordinary course of business or joint ventures that may be established from time to time;

          (c)   Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower's Board of Directors; and

          (d)   advances in the amount of approximately One Million Three Hundred Thousand Dollars ($1,300,000.00) to Sumisho Metalex Corporation for the purchase of equipment located in China.

        "Permitted Liens" are:

          (a)   Liens arising under this Agreement or other Loan Documents;

          (b)   Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank's security interests;

          (c)   Purchase money Liens securing no more than One Hundred Thousand Dollars ($100,000.00) in the aggregate amount outstanding (i) on equipment acquired or held by Borrower incurred for financing the acquisition of the equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;

          (d)   Liens described on Perfection Certificate;

          (e)   Carriers', warehousemen's, mechanics', materialmen's, repairmen's, or other like liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate, proceedings, if they have no priority over any of Bank's security interest;

          (f)    Pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance of self-insurance arrangements;

          (g)   Deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower;

          (h)   Leases or subleases and non-exclusive licenses or sublicenses granted in the ordinary course of Borrower's business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest; and

          (i)    Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (h), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

        "Person" is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

        "Placeholder Invoice" is the estimated face value amount (as determined by Borrower, subject to Section 5.4 hereof) of an invoice for a receivable that will be generated (but has not yet been generated) pursuant to a purchase order signed by an Account Debtor, designated for shipment within ninety (90) days of the date of Borrower's request for an Advance, and deemed acceptable by Bank in its good faith business judgment.

        "Prime Rate" is Bank's most recently announced "prime rate," even if it is not Bank's lowest rate.

        "Quick Assets" is, on any date, Borrower's unrestricted cash at Bank and net billed accounts receivable which are Eligible Accounts hereunder determined according to GAAP.

        "Reconciliation Period" is each calendar month.

        "Responsible Officer" is each of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

        "Subordinated Debt" is debt incurred by Borrower subordinated to Borrower's debt to Bank (pursuant to a subordination agreement entered into between Bank, Borrower and the subordinated creditor), on terms acceptable to Bank.

        "Subsidiary" is any Person, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

        "Tangible Net Worth" is, on any date, the total assets of Borrower minus (a) any amounts attributable to (i) goodwill, (ii) intangible items including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, (iii) notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates, and (iv) reserves not already deducted from assets, minus (b) Total Liabilities, plus (c) Subordinated Debt.

        "Term Loan Agreement" is that certain Term Loan and Security Agreement as of even date herewith, as amended from time to time, by and among Borrower, Bank (as agent), arid the lenders listed there including, without limitation, Gold Hill Venture Lending 03, L.P.

        "Total Liabilities" is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower's consolidated balance sheet, including all Indebtedness, and current portion of Subordinated Debt permitted by Bank to be paid by Borrower, but excluding all other Subordinated Debt.

        "Warrant" is that certain Warrant to Purchase Stock dated as of the Closing Date and executed by Borrower in favor of Bank.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first above written.

BORROWER:
A123 SYSTEMS, INC.
By	/s/ Michael Rubino
Name:	Michael Rubino
Title:	CFO, VP Finance
BANK:
SILICON VALLEY BANK
By
Name:
Title:

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first above written.

BORROWER:
A123 SYSTEMS, INC.
By
Name:
Title:
BANK:
SILICON VALLEY BANK
By	/s/ Dave Rodriguez
Name:	Dave Rodriguez
Title:	VP

EXHIBIT A

        The Collateral consists of all of Borrower's right, title and interest in and to the following:

        All goods, equipment, inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, general intangibles (including payment intangibles), accounts (including health-care receivables), documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

        All Borrower's Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

        The Collateral does not include:

          (1)   Any copyright rights, copyright applications, copyright registrations mask works, and like protections in each work of authorship and derivative work, whether published or unpublished, now owned or later acquired; any patents, trademarks, service marks and applications therefor; any trade secret rights, including any rights to unpatented inventions, now owned or hereafter acquired. Notwithstanding the foregoing, the Collateral shall include all accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing. To the extent a court of competent jurisdiction holds that a security interest in any Intellectual Property is necessary to have a security interest in any accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing Intellectual Property, then the Collateral shall, effective as of the Closing Date, include the Intellectual Property, to the extent necessary to permit perfection of Bank's security interest in such accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the Intellectual Property;

          (2)   All fixed assets of the Borrower owned as of December 31, 2005, including manufacturing equipment, fixtures, equipment, leasehold improvements, lab equipment of any type, office equipment, computer equipment and other fixed assets, including all proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing and all attachments, accessories, accessions, replacements, substitutions, additions or improvements to any of the foregoing, wherever located, and all products and proceeds of the foregoing including without limitation proceeds of insurance policies insuring the foregoing and all books and records respect thereto, other than fixed assets located at Borrower's locations in China; and

          (3)   Any equipment purchased for Sumisho Metalex Corporation located in China.

 EXHIBIT B

SILICON VALLEY BANK
SPECIALTY FINANCE DIVISION
Compliance Certificate

        I, as authorized officer of A123 Systems, Inc. ("Borrower") certify under the Loan and Security Agreement (the "Agreement") between Borrower and Silicon Valley Bank ("Bank") as follows (all capitalized terms used herein shall have the meaning set forth in the Agreement):

Borrower represents and warrants for each Financed Receivable (other than Financed Receivables based on Placeholder Invoices):

Each Financed Receivable is an Eligible Account (as to the determination by Bank as to whether an Account is an Eligible Account based upon Bank's discretion, Bank has not notified Borrower that a particular Financed Receivable is no longer an Eligible Account).

Borrower is the owner with legal right to sell, transfer, assign and encumber such Financed Receivable;

The correct-amount is on the Invoice Transmittal and is not disputed (or, if disputed, the disputed portion is not included as a Financed Receivable);

Payment is not contingent on any obligation or contract and Borrower has fulfilled all its obligations as of the Invoice Transmittal date;

Each Financed Receivable is based on an actual sale and delivery of goods and/or services rendered, is due to Borrower, is not past due or in default (other than that it may be past due, provided that it continues to be an Eligible Account), has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens;

There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount (or if there are any defenses, offsets, counterclaims or agreements, such amounts are not included as a Financed Receivable);

It reasonably believes no Account Debtor is insolvent of subject to any Insolvency Proceedings;

Bank has the right to endorse and/ or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral.

Borrower represents and warrants that, at the time of each Advance, Borrower does not anticipate filing or having filed against it an Insolvency Proceeding.

Additionally, Borrower represents and warrants as follows:

Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so would not reasonably be expected to have a material adverse effect on Borrower's business or operations. The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower's organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default would reasonably be expected to have a material adverse effect on Borrower's business or operations.

Borrower has good title to the Collateral, free of Liens except Permitted Liens. All inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is not an "investment company" or a company "controlled" by an "investment company" under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which would reasonably be expected to have a material adverse effect on Borrower's business or operations. None of Borrower's or any Subsidiary's properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in compliance with all material respects. Borrower and each Subsidiary has timely filed all required tax returns (or extensions thereof) and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted except where the failure to obtain or make such consents, declarations, notices or filings would not reasonably be expected to have a material adverse effect on Borrower's business or operations.

With respect to Placeholder Invoices, Borrower represents and warrants that the estimated face value amount determined by Borrower is based upon the best information available to Borrower and accurately and fully (considering all known discounts available to each such Account Debtor) reflects same. In addition, Borrower represents and warrants that there are no discounts, offsets or other rights of any Account Debtor under any Placeholder Invoice (or if there are any discounts, offsets or other rights, such discounted amounts are not included in the amount of borrowings to be made with respect to such Placeholder Invoice), and that the goods ordered by the purchase order which is the subject of each Placeholder Invoice are designated for shipment within ninety (90) days of the date of Borrower's request for an Advance.

All representations and warranties in the Agreement are true and correct in all material respects on this date, and Borrower represents that there is no existing Event of Default.

Sincerely,

Signature

Title

Date

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  Exhibit 10.16
EXHIBIT A
EXHIBIT B